Exhibit 10.21

Salary, Cash Bonus and Other Compensation Arrangements
for Certain Executive Officers of Sealed Air Corporation
Named in Exhibit 10.20

The Company’s executive compensation program consists of salaries, annual cash bonuses tied to both financial and non-financial performance, and awards under the 2005 Contingent Stock Plan of Sealed Air Corporation (which, upon approval at the 2005 Annual Meeting of Stockholders, replaced the Contingent Stock Plan of Sealed Air Corporation that was approved in 1998). The named executive officers also have other compensation arrangements described below.

Salary.    The Organization and Compensation Committee of the Board of Directors (the "Compensation Committee") bases its decisions on salaries principally on the responsibilities of each executive and on the Compensation Committee’s evaluation of the market demand for executives of the capability and experience employed by the Company in relation to the total compensation paid to the particular executive.

Cash Bonuses.    The Compensation Committee establishes cash bonus objectives for the executive officers, which in all cases are subject to achievement of pre-established performance goals for the year set by the Compensation Committee under the Company’s Performance-Based Compensation Program, as amended. Such goals are described in Exhibit 10.20 to this Annual Report, which also describes the basis upon which individual cash bonus awards are set assuming that the performance goals for the year are achieved. Cash bonus awards are also based on the factors mentioned above applicable to salary decisions.

Stock Awards.    Achievement of the pre-established performance goals for each year set by the Compensation Committee also applies to awards that may be made during the following year under the 2005 Contingent Stock Plan of Sealed Air Corporation, as described in Exhibit 10.20.

Other Compensation Arrangements.

The executive officers participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs and retirement plans.

The Company pays the premium for life insurance policies owned by William V. Hickey and Robert A. Pesci in the amounts of $3,100 and $2,500 per year, respectively.

J. Stuart K. Prosser, who is based in the United Kingdom, has an agreement with the Company under which a portion of his salary is not “pensionable salary” under the pension plan in which he participates.

Mr. Prosser has the use of a Company-paid apartment in the Duncan, South Carolina area when he is working at the Company’s Duncan facility, since rent and utilities for the apartment are less than the cost of hotel accommodations.

David B. Crosier, who joined the Company in August 2004, has been granted extended temporary living expenses in the New Jersey area under the Company’s relocation program for a period ending no later than August 2007.

Mr. Hickey, David H. Kelsey, Mr. Pesci and H. Katherine White are each provided with the use of a company-leased car (including fuel), the full value of which is taxable income to each of them. The Company pays each of them $3,600 per year to reimburse the executive officer for the taxes incurred due to the compensation attributable to use of the company car. Mr. Crosier and Mr. Prosser each receives an annual car allowance payable in cash in lieu of a company-provided car.